Exhibit 3.3

                            CERTIFICATE OF CORRECTION
                                       OF
                             MIDDLESEX WATER COMPANY

To:   Secretary of State
      State of New Jersey

      The Undersigned, hereby submits for filing, a Certificate of Correction, executed on behalf of the above-named Corporation, pursuant to the provisions of
Section 14A:1-6(5) Corporations, General, of the New Jersey Statutes.

      1.    The Certificate to be corrected is:

            Document                                          Filing Date

            Certificate of Amendment to the                   June 10, 1998
            Restated Certificate of Incorporation
            of Middlesex Water Company

      2.    The inaccuracies in the Certificate are:

            a. Section 2 includes materials not intended for inclusion in the Certificate of Incorporation.

            b. Part of Section 2 erroneously recites the proposed amendment as:

            "The total authorized capital stock of the Company is 10,169,418, divided into 10,000,000 shares of common stock without nominal or par value, 69,418 shares of preferred stock without nominal or par value (out of 100,000 shares of preferred stock originally authorized) and 100,000 shares of preference stock without nominal or par value."

      3. This Certificate of Correction provides (consistent with the amendment voted on by the Corporation's shareholders) that the first sentence of Article 7A of the Restated Certificate of Incorporation hereby reads as follows:

                  "ARTICLE 7A. The total authorized capital stock of the Company is 10,249,980 shares, divided into 10,000,000 shares of common stock without nominal or par value, 149,980 shares of preferred stock without nominal or par value and 100,000 shares of preference stock without nominal or par value."

Dated this 28th day of April, 1999.

                                    MIDDLESEX WATER COMPANY


                                    By: /s/ Marion F. Reynolds
                                        --------------------------
                                        Marion F. Reynolds
                                        Vice President, Secretary and Treasurer